Exhibit 99

Retractable Technologies, Inc. Decreased Its Loss from Operations Dramatically for the Nine Months Ended September 30, 2011

LITTLE ELM, Texas, November 29, 2011—Retractable Technologies, Inc. (NYSE AMEX: RVP), a leading maker if safety medical devices, reported an operating loss of $1.1 million for the nine months ended September 30, 2011, compared to an operating loss of $4.2 million for the same period last year.

Comparison of Three Months Ended September 30, 2011 and September 30, 2010

Domestic sales accounted for 96.2% and 80.1% of the revenues for the three months ended September 30, 2011 and 2010, respectively.  Domestic revenues decreased 18.8% principally due to lower sales volumes and lower average sales prices.  Domestic unit sales decreased 7.8%.  Domestic unit sales were 94.7% of total unit sales for the three months ended September 30, 2011.  International unit sales and revenues decreased 89.5% and 87.1%, respectively.  Overall, unit sales decreased 34.7%.

Gross profit decreased 34.8% primarily due to lower revenues.  The average cost of manufactured product sold per unit increased by 6.1%.  Profit margins can fluctuate depending upon, among other things, the cost of manufactured product and the capitalized cost of product recorded in inventory, as well as product sales mix.  Royalty expense decreased 29.5% due to lower gross sales.

Operating expenses decreased 18.4% or $769 thousand. The decrease in General and administrative expense was the most significant.  The decrease of $420 thousand in General and administrative expense was due mainly to bonuses paid in 2010.  Sales and marketing expense decreased 17.7% due principally to bonuses paid in 2010 and lower fee expenses.  Research and development costs decreased 46.4% due to lower validation and sampling costs.

Our operating loss was $26 thousand compared to an operating income for the same period last year of $1.0 million due primarily to lower revenues, mitigated by a reduction in operating expenses.

Litigation settlements, net reflects cash proceeds of $2.0 million from Hospira less royalty expense of $100,000 for the three months ended September 30, 2011.  Litigation settlements, net for the three months ended September 30, 2010 reflects our settlement with Abbott and Hospira, including a payment of $6.0 million, a waiver of an invoice due to us of $144,000, and a $1.4 million marketing fee payable to Abbott.

Comparison of Nine Months Ended September 30, 2011 and September 30, 2010

Domestic sales accounted for 81.3% and 87.0% of the revenues for the nine months ended September 30, 2011 and 2010, respectively.  Domestic revenues decreased 13.8% principally due to lower volumes and lower average sales prices.  Domestic unit sales decreased 5.1%.  Domestic unit sales were 71.0% of total unit sales for the nine months ended September 30, 2011.  International unit sales and revenues increased 37.1% and 33.9%, respectively, due primarily to South American sales.  Overall, unit sales increased 4.2%.

Gross profit decreased 14.5% primarily due to lower revenues mitigated by lower unit cost.  The average cost of manufactured product sold per unit decreased by 6.6%.  Profit margins can fluctuate depending upon, among other things, the cost of manufactured product and the capitalized cost of product recorded in inventory, as well as product sales mix.  Royalty expense decreased 5.0% due to lower gross sales.

Operating expenses decreased 30.3% or $4.7 million. The decrease in General and administrative expense was the most significant.  The decrease of $3.8 million in General and administrative expense was due mainly to legal expenses, stock option expense, and bonuses paid last year.  Sales and marketing expense decreased 15.6% due principally to lower fees and lower compensation costs.  Research and development costs decreased 37.7% due to lower validation and sample costs.

As mentioned above, our operating loss was $1.1 million compared to an operating loss for the same period last year of $4.2 million.  This was due primarily to the reduction in operating expenses.

Litigation settlements, net reflects cash proceeds of $6.0 million from Hospira less royalty expense of $300,000 for the nine months ended September 30, 2011. Litigation settlements, net for the nine months ended September 30, 2010 reflects our settlement with Abbott and Hospira, including a payment of $6.0 million, a waiver of an invoice due to us of $144,000, and a $1.4 million marketing fee payable to Abbott.

Our effective tax rate on income before income taxes was 1.1% and 11.7% (benefit) for the nine months ended September 30, 2011 and September 30, 2010, respectively. The benefit for the nine months ended September 30, 2010 is due to a carryback of our net operating loss for 2009 pursuant to a revision in the tax law.

Exchange Offer

On September 12, 2011, we commenced an offer to purchase outstanding Class B Convertible Preferred Stock (the “Preferred Stock”) for cash and Common Stock (the “Exchange Offer”).  As of November 4, 2011, the expiration date of the Exchange Offer, Preferred Stockholders had tendered the following number of shares of Preferred Stock: 1) 27,500 shares of Series I Preferred Stock; 2) 41,000 shares of Series II Preferred Stock; 3) 0 shares of Series III Preferred Stock; 4) 5,000 shares of Series IV Preferred Stock; and 5) 1,173,464 shares of Series V Preferred Stock.  A total of $1,308,275 and 1,246,964 shares of Common Stock were issued as consideration to participating Preferred Stockholders pursuant to the Exchange Offer.  In accordance with the terms of the Exchange Offer, participating Preferred Stockholders agreed to waive all unpaid dividends in arrears associated with their tendered Preferred Stock, which resulted in a waiver of a total of $3,539,714 in unpaid dividends in arrears.

Retractable manufactures and markets safety medical products, principally VanishPoint® automated retraction safety syringes, automated retraction blood collection devices, and automated retraction IV catheters, that virtually eliminate healthcare worker exposure to accidental needlestick injuries.  These revolutionary devices use patented technology that causes the contaminated needle to retract automatically, a feature that is designed to prevent both accidental needlestick injury and device reuse.  Retractable also manufactures and markets Patient Safe® syringes that are uniquely designed to reduce the risk of bloodstream infections resulting from catheter hub contamination.  Retractable’s products are distributed by various specialty and general line distributors.  For more information on Retractable, visit our website at www.vanishpoint.com.

Forward-looking statements in this press release are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 and reflect our current views with respect to future events.  We believe that the expectations reflected in such forward-looking statements are accurate.  However, we cannot assure you that such expectations will materialize.  Our actual future performance could differ materially from such statements.

Factors that could cause or contribute to such differences include, but are not limited to: our ability to maintain liquidity; our maintenance of patent protection; the impact of current litigation; our ability to maintain favorable supplier arrangements and relationships; our ability to quickly increase capacity in response to an increase in demand; our ability to access the market; our ability to maintain or lower production costs; our ability to continue to finance research and development as well as operations and expansion of production; the increased interest of larger market players, specifically Becton, Dickinson and Company, in providing devices to the safety market; and other risks and uncertainties that are detailed from time to time in Retractable’s periodic reports filed with the U.S. Securities and Exchange Commission.

Investor Contact:

Douglas W. Cowan

Vice President and Chief Financial Officer

(888) 806-2626 or (972) 294-1010